Exhibit 99.1

News Release

2700 Lone Oak Parkway
Eagan MN 55121-1534
nwa.com
612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST ARGUES THAT LABOR COST SAVINGS

ARE NECESSARY NOW

NEW YORK – (January 17, 2006) — Attorneys for Northwest Airlines (OTC: NWACQ:PK) will argue in Bankruptcy Court today that the company’s proposed business model, which calls for labor cost savings and cuts in retiree health benefits, is both necessary for the company’s reorganization and fair to its employees and retirees.

“Since 2001, Northwest’s business has suffered overwhelming losses,” the company said in a brief filed with the United States Bankruptcy Court, Southern District of New York. “The time has come for Northwest to put in place a business model that is sustainable and realistic. There is really no alternative to achieving competitive labor costs. And there is no more time to wait.”

Today is the first day of the hearing regarding Northwest’s motions, filed under Sections 1113(c) and 1114 of the Bankruptcy Code, asking the court to reject the company’s collective bargaining agreements with the Air Line Pilots Association (ALPA) and the Professional Flight Attendants Association (PFAA).  Also today, the hearing begins on the company’s motion under Section 1114 to modify its retiree employee benefits.  Northwest has been bargaining intensely with ALPA and PFAA and the committee representing the retirees in recent months and would still prefer to reach consensual agreements with ALPA and PFAA and with the Retiree Committee.

The International Association of Machinist and Aerospace Workers (IAM), which represents Northwest’s ground employees, has agreed to present the company’s contract settlement proposal to its members for ratification.  As a result of this agreement, IAM and Northwest will ask the bankruptcy court judge to postpone IAM’s portion of the 1113(c) proceedings.

ALPA, PFAA and a committee representing Northwest retirees have each filed objections with the court to Northwest’s motions – charging that the company’s proposed cost cuts exceed what is “necessary” for reorganization and that the company did not engage in serious, good faith negotiations. PFAA also said it was not given all the information needed to evaluate the proposals.

In fact, Northwest argued, the labor cost reductions and retiree benefit cuts sought by Northwest are just sufficient to keep the company in operation; even with those cuts, Northwest will continue to lose significant amounts in 2006, and without additional revenues, will generate “a pretax income margin of only 3.5 percent beginning in 2007.”

Without the $1.4 billion in cost cuts, the airline’s brief argued, there is “a real and genuine prospect of radical changes to Northwest’s business operations,” possibly including “substantial downsizing, massive layoffs or liquidation.”

“Northwest has lost more than $4 billion since 2001. Its losses are continuing.”  In addition, the company has sold assets, pledged assets and borrowed money on an unsecured basis to raise approximately $4 billion in liquidity, but despite this, “Northwest’s cash balance as of year end 2005 had dropped to $1.24 billion.”

ALPA, PFAA and the retirees’ committee acknowledge that Northwest must cut costs, and have each made counterproposals, but in each case, the counterproposals fall short of what is needed, the company’s brief said.

The new wages, work rules and benefits proposed by Northwest are “consistent with the terms and conditions under which employees of other airlines in the United States are employed.  Northwest’s proposed … pay, compensation and benefits … are consistent with, and in the general range of, relevant competitors,” the brief said.

“Northwest’s costs would not give it an unfair advantage. To the contrary, the reductions would simply give Northwest an opportunity to emerge as a viable airline.”

As for retirees, “the company’s proposals are far better than what low-cost carriers generally offer their retirees and similar to benefits offered by other major airlines that have been through Chapter 11 bankruptcy,” the Northwest brief stated.

While the new pay and benefits are less than what the affected employees and retirees get now, “these adverse consequences … pale in comparison to the alternative – loss of jobs, loss of pensions, loss of retiree medical benefits and liquidation.”

Northwest has continued to seek consensual agreements with its unions and retirees and, in recent weeks, company officials have “met and negotiated with the unions more than 100 times … provided many thousands of pages of documents to the unions (and) responded to hundreds of requests for information,” the company said.

The airline’s good faith in these negotiations is evidenced by the fact that Northwest, “has been willing to negotiate on any point … and has been willing to compromise and modify its proposals on a wide variety of issues.”  Further, the company was able to reach consensual agreement with three of its union groups in November 2005 – the Aircraft Technical Support Association (ATSA), the Transport Workers Union of America (TWU) and the Northwest Airlines Meteorologists Association (NAMA).

Achieving competitive labor costs is essential to the success of Northwest’s business plan.  The combination of competitive labor costs and completion of the other aspects of Northwest’s restructuring will allow the airline to be a successful long-term competitor and provide the most secure future for the company.

Northwest Airlines is the world’s fifth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,200 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.